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                                                                   EXHIBIT 10.34

                                                  As adopted by the Board of
                                                  Directors on July 19, 2005 and
                                                  amended on April 4, 2006.

                           ART TECHNOLOGY GROUP, INC.

                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

     This Non-Employee Director Compensation Plan (this "Plan") is being adopted to establish the compensation of the Non-Employee Directors of Art Technology Group, Inc. (the "Company") for fiscal year 2005 and subsequent fiscal years.

     ELIGIBILITY: Each member of the Company's Board of Directors who is not an employee of the Company shall be eligible to participate in the Plan (the "Non-Employee Directors").

     ANNUAL RETAINER: Each Non-Employee Director shall receive an annual retainer in the amount of $10,000, shall be payable in quarterly installments in arrears.

     STOCK OPTIONS: Each Non-Employee Director shall receive an annual option grant covering 25,000 shares of common stock of the Company (the "Common Stock"), to be granted each year on the date of the Company's Annual Meeting of Stockholders (or such later date on which a Non-Employee Director shall first be elected), which option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant and shall vest in equal quarterly installments over two years beginning with grants made on the date of the 2006 Annual Meeting of Stockholders; provided, however, that for fiscal year 2005 this annual option grant shall be granted on the date that this Plan is adopted, but vest as if such grant had been made on the date of the Company's 2005 Annual Meeting of Stockholders. The vesting for all stock options granted to Non-Employee Directors on or after the 2006 Annual Meeting of Stockholders will accelerate 100% upon a Change of Control (as such term is defined in the Company's General Change in Control Policy for Employees).

     RESTRICTED STOCK: Each Non-Employee Director shall receive an annual restricted stock grant of a number of shares of the Common Stock equal to $4,500 divided by the fair market value of the Common Stock on the date of grant, which grant shall vest in equal quarterly installments and be made on the date of the Company's Annual Meeting of Stockholders (or such later date on which a Non-Employee Director shall first be elected); provided, however, that for fiscal year 2005 this annual restricted stock grant shall be granted on the date that this Plan is adopted, but vest as if such grant had been made on the date of the Company's 2005 Annual Meeting of Stockholders.

     ADDITIONAL ANNUAL RETAINER FOR CHAIRS: Each Non-Employee Director shall receive an annual retainer of $7,500, payable in quarterly installments in arrears, for each chair of the Board of Directors or the Audit, Compensation, or Nominating and Governance Committee thereof held by such Non-Employee Director.

     MEETING FEES: Each Non-Employee Director shall also receive the following meeting fees:

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          (i)  meeting fee of $1,500 for each in person meeting of the Board of
               Directors attended;

          (ii) meeting fee of $1,000 for each in person meeting of the Audit, Compensation, or Nominating and Governance Committee of the Board of Directors attended; and

          (iii) meeting fee of $500 for each telephone meeting of the Board of Directors or the Audit, Compensation, or Nominating and Governance Committee thereof attended.

     AMENDMENT AND INTERPRETATION: This Plan may be amended at any time by the Board of Directors of the Company. Any dispute or ambiguity concerning the application of the terms of this Plan shall be resolved by a determination of the Board of Directors of the Company, in its sole discretion.


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